Press release

RBC Bearings Incorporated Announces Fiscal 2011 First Quarter Results

Oxford, CT – August 5, 2010 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2011.

First Quarter Highlights

	Q1 Fiscal 2011		Q1 Fiscal 2010		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$82.4		$63.7		29.3%
Gross margin	$26.3	$27.1	$19.9	$20.4	31.9%	33.1%
Gross margin %	31.9%	32.9%	31.2%	32.0%
Operating income	$14.0	$13.9	$7.8	$8.5	80.6%	64.0%
Net income	$9.1	$9.2	$5.1	$5.3	78.8%	73.4%
Diluted EPS	$0.41	$0.42	$0.23	$0.25	78.3%	68.0%
(1) Results exclude items listed in reconciliation below.

“We are pleased to deliver strong results to begin fiscal 2011 as we continue to benefit from demand improvements in the diversified industrial segments,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “As expected, we were able to deliver expanded adjusted operating margins on a year-over-year and sequential basis due to the leverage in our cost base.  We are encouraged by the substantial increase in demand shown from our industrial products and the improved fundamentals of our aerospace markets.  As a result we have a favorable outlook for year over year revenue expansion over the next several quarters.”

First Quarter Results
Net sales for the first quarter of fiscal 2011 were $82.4 million, an increase of 29.3% from $63.7 million in the first quarter of fiscal 2010. The increase in net sales was mainly the result of a 96.5% increase in industrial sales driven by strong orders in construction and mining, semiconductor, military vehicles, and the general industrial markets.  Aerospace and defense was slightly off the prior year with a decrease in volume of 8.1% driven mainly by the aerospace aftermarket and business jet market.  Gross margin for the first quarter was $26.3 million compared to $19.9 million for the same period last year. Gross margin as a percentage of net sales was 31.9% in the first quarter of fiscal 2011 compared to 31.2% for the same period last year.

Operating income for the first quarter of fiscal 2011 was $14.0 million, an increase of 80.6% compared to operating income of $7.8 million for the same period last year. As a percentage of net sales, operating income was 17.1% compared to 12.2% for the same period last year.  Operating income, excluding adjustments, was $13.9 million, an increase of 64.0% compared to the same period last year.  As a percentage of sales, operating income, excluding adjustments, was 16.9% compared to 13.3% for the same period last year.

Interest expense, net for the first quarter of fiscal 2011 was $0.4 million, a decrease of $0.1 million, from $0.5 million for the same period last year.

Other non-operating expense (income) was $0.4 million for the first quarter of fiscal 2011.  This was mainly comprised of foreign exchange losses on inter-company activity between our U.S. and International divisions.

Net income for the first quarter of fiscal 2011 increased 78.8% to $9.1 million compared to $5.1 million for the same period last year. Excluding adjustments, net income increased 73.4% to $9.2 million compared to $5.3 million for the same period last year.

Backlog, as of July 3, 2010, was $167.0 million compared to $157.9 million on April 3, 2010 and $170.9 million as of June 27, 2009.

Live Webcast
RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-788-0543 (international callers dial 857-350-1681) and enter conference ID # 22619448. An audio replay of the call will be available from 2:00 p.m. ET on Thursday, August 5th, until 11:59 p.m. ET on Thursday, August 12th.  The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 35725341.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,843 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD
Michael Cummings
617-747-1796
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	July 3,	June 27,
	2010	2009

Net sales	$82,374	$63,732
Cost of sales	56,121	43,828
Gross margin	26,253	19,904

Operating expenses:
Selling, general and administrative	12,492	11,619
Other, net	(286)	506
Total operating expenses	12,206	12,125

Operating income	14,047	7,779

Interest expense, net	392	469
Other non-operating expense (income)	370	(325)
Income before income taxes	13,285	7,635
Provision for income taxes	4,224	2,568
Net income	$9,061	$5,067

Net income per common share:
Basic	$0.42	$0.23
Diluted	$0.41	$0.23

Weighted average common shares:
Basic	21,609,648	21,582,607
Diluted	21,977,152	21,691,059

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	July 3,	June 27,
Reconciliation of Reported Operating Income to	2010	2009
Adjusted Operating Income:

Reported operating income	$14,047	$7,779
Large bearing expansion costs	872	482
Restructuring and moving costs	68	208
(Gain) loss on disposition or sale of assets	(1,066)	19
Adjusted operating income	$13,921	$8,488

Reconciliation of Reported Net Income and	Three Months Ended
Net Income Per Common Share to Adjusted Net	July 3,	June 27,
Income and Adjusted Net Income Per Common Share:	2010	2009

Reported net income	$9,061	$5,067
Large bearing expansion costs (1)	595	320
Restructuring and moving costs (1)	46	138
(Gain) loss on disposition or sale of assets (1)	(727)	13
Foreign exchange loss (gain) on inter-company loans (1)	252	(216)
Adjusted net income	$9,227	$5,322
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.43	$0.25
Diluted	$0.42	$0.25

Adjusted weighted average common shares:
Basic	21,609,648	21,582,607
Diluted	21,977,152	21,691,059

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	July 3,	June 27,
Segment Data, Net External Sales:	2010	2009

Roller bearings segment	$23,428	$15,568
Plain bearings segment	42,661	31,000
Ball bearings segment	10,037	12,242
Other segment	6,248	4,922
	$82,374	$63,732

	Three Months Ended
	July 3,	June 27,
Selected Financial Data:	2010	2009

Depreciation and amortization	$3,208	$2,891

Incentive stock compensation expense	$1,010	$746

Cash provided by operating activities	$15,912	$16,769

Capital expenditures	$2,052	$4,270

Total debt	$31,414	$68,151

Cash and short-term investments	$37,872	$43,428

Backlog	$167,024	$170,929